As filed with the Securities and Exchange Commission on May 9, 2013

Registration No. 333-167035

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALTERRA CAPITAL HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

ALTERRA FINANCE LLC

(Exact name of registrant as specified in its Certificate of Incorporation)

ALTERRA CAPITAL TRUST I

(Exact name of registrant as specified in its Certificate of Trust)

Bermuda	98-0584464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Alterra House

2 Front Street

Hamilton HM 11

Bermuda

(Address of Principal Executive Offices)

Alterra Capital Holdings Limited

Common Shares, Preferred Shares, Depositary Shares,

Debt Securities, Warrants, Share Purchase Contracts, Share Purchase Units and Units

(Full title of securities)

Alterra Finance LLC

Debt Securities

Fully and Unconditionally Guaranteed by Alterra Capital Holdings Limited

(Full title of securities)

Alterra Capital Trust I

Trust Preferred Securities

Fully and Unconditionally Guaranteed by Alterra Capital Holdings Limited

(Full title of securities)

CT Corporation System

111 Eighth Avenue

13th Floor

New York, New York 10011

(212) 590-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Pursuant to the shelf Registration Statement No. 333-167035 filed with the Securities and Exchange Commission on May 21, 2010 on Form S-3 (the “Registration Statement”) by Alterra Capital Holdings Limited (the “Company”), Alterra Finance LLC (“Alterra Finance”) and Alterra Capital Trust I (“Alterra Capital,” and collectively with the Company and Alterra Finance, the “Registrants”), Alterra Finance registered $350,000,000 principal amount of debt, fully and unconditionally guaranteed by the Company, on September 23, 2010.

On May 1, 2013, Markel Corporation (“Markel”) completed its acquisition of the Company. Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated December 18, 2012, among the Company and Markel and Commonwealth Merger Subsidiary Limited, a Bermuda exempted company and a direct, wholly owned subsidiary of Markel (“Merger Sub”), Merger Sub was merged into the Company (the “Merger”). The Company survived the Merger as a direct, wholly owned subsidiary of Markel. The Certificate of Merger issued by the Registrar of Companies in Bermuda became effective on May 1, 2013 (the “Merger Date”). As a result of the Merger, Alterra Finance and Alterra Capital also became wholly owned subsidiaries of Markel.

As a result of the Merger, the Company, Alterra Finance and Alterra Capital have terminated all offerings of the securities pursuant to the Registration Statement. Accordingly, the Company, Alterra Finance and Alterra Capital hereby remove from registration all securities registered but unsold under the Registration Statement as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the Registrants certify that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on the 9th day of May, 2013.

ALTERRA CAPITAL HOLDINGS LIMITED
(Registrant)

By:	/s/ Joseph W. Roberts
Name:	Joseph W. Roberts
Title:	Chief Financial Officer

ALTERRA FINANCE LLC
(Registrant)

By:	/s/ Joseph W. Roberts
Name:	Joseph W. Roberts
Title:	Chief Financial Officer

ALTERRA CAPITAL TRUST I
(Registrant)

By:	/s/ Joseph W. Roberts
Name:	Joseph W. Roberts
Title:	Regular Trustee